Avid Technology Announces Amendment to Financing Agreement
More favorable terms increase financial flexibility as company completes business transformation in 2017

BURLINGTON, Mass., March 20, 2017 -- Avid® (Nasdaq: AVID), a leading technology provider for the creation, distribution and monetization of media assets for global media organizations, enterprise users and individual creative professionals, today announced an amendment to its existing financing agreement with Cerberus Business Finance, LLC, originally entered into on February 26, 2016.

More Favorable Leverage Ratios
The company and Cerberus agreed to more favorable leverage ratio requirements for future periods, beginning the quarter ending June 30, 2017 and extending to the final year of the agreement. The updated schedule of leverage ratios more accurately reflects the impact related to the elimination of implied post contract support (“PCS”) revenue. The table below summarizes the changes to the leverage ratios for each quarter in 2017:

	2017 Quarter Ending:
	March 31	June 30	September 30	December 31
Original Ratio	3.50	3.50	3.50	3.30
Amended Ratio	3.50	4.20	4.75	4.80
Favorable Ratio Change	No change	0.70	1.25	1.50

Commitment to Efficiency Program
The company and Cerberus agreed to expand the aggregate amount of allowable one-time charges incurred after February 26, 2016, including restructuring activities and other non-recurring costs, from $28.1 million to $38.0 million. During 2016, Avid successfully executed an efficiency program that reduced its operating cost structure. The increased limit on one-time charges will provide the company with additional covenant cushion as it executes on further planned efficiencies, including greater than $30 million of cost savings in 2017, leading to a leaner and more directed cost structure as Avid completes its transformation.

Use of Equity Proceeds
The agreement acknowledged that proceeds from potential equity sale transactions, including the common stock equity offering expected to close with Beijing Jetsen Technology Co., Ltd. by the end of Q2 2017, may be retained on the balance sheet in the form of cash. Avid will have flexibility to manage its balance sheet with improved liquidity as it capitalizes on opportunities that position the business for future growth.

"We are pleased to have worked with our lender, Cerberus, on this amendment to our financing agreement,” said Brian E. Agle, Avid’s Senior Vice President and Chief Financial Officer. “As our financing partner, Cerberus responded to our request and demonstrated its support for Avid as we complete the transformation and deliver a clearer, more predictable and profitable financial model.”

Forward-Looking Statements
The information provided in this press release includes forward-looking statements that involve risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe Avid’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. All statements in this release that are not based on historical fact are "forward-looking statements." Forward-looking statements include but are not limited to: the planned equity investment by Jetsen; the completion of our transformation; and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations as of the date of this release and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risk that the investment of Jetsen in Avid may not receive regulatory approval or may not close for other reasons; and the risk that we may not complete our transformation timely, or at all. The risks included above are not exhaustive. Other factors that could adversely affect Avid’s business and prospects are described in the filings made by Avid with the

SEC. Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid
Through Avid Everywhere™, Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films, to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Pro Tools®, Media Composer®, Avid NEXIS™, Interplay®, ProSet™ and RealSet™, Maestro™, PlayMaker™, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2017 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, Avid NEXIS, iNEWS, Interplay, AirSpeed, MediaCentral, Media Composer, PhaseFind, Pro Tools, ScriptSync and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. Product features, specifications, system requirements and availability are subject to change without notice.

Media Contact                    Investor Contact
Sara Griggs                        Robert Roose
Avid                            Avid
+1 310.821.0801                    robert.roose@avid.com
sara.griggs@avid.com